Exhibit 10.5
Confidential Treatment Requested — Redacted Copy
CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “***.” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.
CLINICAL SUPPLY AGREEMENT
     This CLINICAL SUPPLY AGREEMENT (this “Agreement”) is entered into as of the 15th day of August, 2008 (“Effective Date”), by and between Cook Pharmica LLC a Delaware Limited Liability Company with offices at 1300 South Patterson Drive, Bloomington, Indiana 47403 (“COOK”) and HALOZYME, INC. a California corporation with an office at 11388 Sorrento Valley Road, San Diego, CA 92121 (“CLIENT”). In this Agreement, COOK and CLIENT each may be referred to individually as a “Party” and together as “Parties.”
RECITALS
     WHEREAS, COOK is in the business of manufacturing and testing biological products; and
     WHEREAS, CLIENT is the proprietor of a certain enzyme known as rHuPH20; and
     WHEREAS, COOK has expertise in the production of monoclonal antibodies and recombinant proteins for therapeutic use using cell lines; and
     WHEREAS, subject to the terms and conditions set forth in this Agreement, CLIENT wishes to have COOK manufacture for CLIENT a clinical stage biological Product (hereinafter defined); and
     WHEREAS, subject to the terms and conditions set forth in this Agreement, COOK wishes to manufacture Product for CLIENT.
     NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:
1. Definitions. For purposes of this Agreement, the following terms will have the meanings set forth below:
     1.1 “Affiliates” means, with respect to any Person, another Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The direct or indirect ownership of at least fifty percent (50%) or, if smaller, the maximum allowed by applicable law, of the voting securities of a business entity or of an interest in the assets, profits or earnings of a Person shall be deemed to constitute “control” of the Person.
     1.2 “Applicable Laws” means all ordinances, rules and regulations of any kind whatsoever of any governmental or regulatory authority, including, without limitation, the FDCA, that are applicable with respect to the context in which the term is used.

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     1.3 “Audit” means an audit pursuant to which CLIENT or their appointed representatives (such representatives to be reasonably acceptable to COOK) may (a) review the processes, procedures and documents of COOK that are used or maintained by COOK to provide the Services, (b) assess COOK’s compliance with CGMP, Applicable Laws and quality assurance standards associated with performing the Services, and (c) discuss any related issues with COOK’ personnel and management involved in performing the Services.
     1.4 “Cell Line” means ***.
     1.5 “CGMP” means Current Good Manufacturing Practices and General Biologics Products Standards as promulgated under the FDCA.
     1.6 “CLIENT Information” means all confidential and proprietary technical information not in the public domain relating to the Cell Line, the Process and the Product, from time to time supplied by CLIENT to COOK, or arranged by CLIENT to be supplied by a third party (such as a prior manufacturer) to COOK. The CLIENT Information shall be the Confidential Information of CLIENT.
     1.7 “CLIENT Intellectual Property Rights” means all patent and other intellectual property rights owned or controlled by CLIENT, other than those patents and patent applications subject to Section 9.4, that claim, cover, or are otherwise related to or useful for the Process, a Product or any other technology provided by CLIENT hereunder.
     1.8 “CLIENT Materials” means the materials supplied by CLIENT to COOK as outlined in the signed and accepted Project Plan.
     1.9 “CLIENT Tests” means the tests to be carried out on the Product immediately following receipt of the Product by CLIENT as determined by CLIENT in its sole discretion.
     1.10 “Confidential Information” means all confidential or proprietary information of a Party that the other Party receives or learns under this Agreement. Confidential Information shall include without limitation the manufacturing processes transferred to, used by or improved by COOK under this Agreement.
     Confidential Information shall not include any information to the extent that it:
          (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party in breach of Article 7, generally known or available;
          (b) is known by the receiving Party at the time of receiving such information, as shown by written records predating such receipt;
          (c) is furnished after the Effective Date to the receiving Party by a third party, without breach of and not subject to any obligation of confidentiality; or

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          (d) is independently developed by the receiving Party without use of or reference to Confidential Information of the other Party, as shown by independent written records, contemporaneous with such development.
     The Parties agree that the material financial, commercial, scientific and technical terms of the Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, either Party may disclose such terms to bona fide potential corporate partners, potential investors or merger or acquisition partners, and to financial underwriters and legal and financial advisors, provided that all such disclosures shall be made only to such Parties under commercially reasonable obligations of confidentiality equivalent to the obligations set forth in Article 7.
     1.11 “COOK Intellectual Property Rights” means all patent and other intellectual property rights owned or controlled by COOK, including without limitation, COOK Know-How other than those patents or patent applications covered by Section 9.4, that claim or cover any method, process, know-how, trade secret or other technology that COOK incorporates or uses in the course of performing the Services (other than a Project Invention) that is necessary or useful to utilize any method, process or other work product developed or refined in the course of the Services.
     1.12 “COOK Know-How” means unpatented and/or unpatentable technical information, including ideas, concepts, inventions, discoveries, data, designs, formulas, specifications, procedures for experiments and tests and other protocols, results of experimentation and testing, cell culture and purification techniques, and assay protocols owned by COOK as of the Effective Date which may be necessary for the performance of the Services. All COOK Know-How shall be Confidential Information of COOK.
     1.13 “Damages” means any and all costs, losses, claims, actions, liabilities, fines, penalties, costs and expenses, court costs, and fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto (including interest which may be imposed in connection therewith).
     1.14 “FDA” means the United States Food and Drug Administration, any comparable agency in any Foreign Jurisdiction, and any successor agency or entity to any of the foregoing that may be established hereafter.
     1.15 “FDCA” means the Federal Food, Drug and Cosmetic Act (21 U.S.C. (S).301 et seq.).
     1.16 “Field” shall mean hyaluronidase enzymes, including without limitation, the Product, CLIENT Materials, practice of the Process, any improvements, modifications or derivatives thereof, as well as all uses thereof and/or methods of manufacture therefor.
     1.17 “Foreign Jurisdiction” means any jurisdiction, not governed by the United States or any political subdivision thereof, as agreed upon by the Parties.

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     1.18 “IND” means an Investigation New Drug application or any comparable application required by a Foreign Jurisdiction filed for the Product by CLIENT with the FDA and all subsequent submissions, supplements or amendments related thereto.
     1.19 “Inventions” means all innovations, inventions, improvements, original works of authorship, developments, concepts, know-how or trade secrets, whether or not patentable, that, are created or conceived and reduced to practice during the term of this Agreement and that arise out of the activities contemplated hereunder.
     1.20 “Master Batch Records” means the document that contains the instructions for manufacturing the Product, and the related Product Specifications. Prior to the initiation of the first CGMP manufacturing run, the Master Batch Record shall be approved by CLIENT in writing. CLIENT’s written approval of the Master Batch Record is also an acknowledgement that CLIENT adopts the Master Batch Record as its own specification in accordance with Section 6.7 of this agreement. Any changes or additions to the Master Batch Record after initial approval by CLIENT shall be made by the written agreement of COOK and CLIENT.
     1.21 “NDA” means New Drug Application or any comparable application required by a Foreign Jurisdiction filed for the Product by CLIENT with the FDA and all subsequent submissions, supplements or amendments related thereto.
     1.22 “Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.
     1.23 “Price” means the price(s) specified in the signed and accepted Project Plan attached hereto.
     1.24 “Process” means the process for the production of the Product from the Cell Line using the Master Batch Records, including any improvements thereto from time to time made as a result of the Services.
     1.25 “Process Development Agreement” means that certain Process Development Agreement entered into between the Parties and dated April 3, 2008.
     1.26 “Product” means the rHuPH20 Enzyme derived from the Cell Line manufactured by COOK utilizing the Process.
     1.27 “Product Specifications” means the product specifications listed under the column “Acceptance Criteria” as set forth in the Master Batch Records.
     1.28 “Project Inventions” means any Invention arising out of or relating to the Services performed by COOK under this Agreement and/or the use of CLIENT Materials. For the avoidance of doubt, a Project Invention shall include Inventions made solely by employees of COOK, CLIENT or jointly by such employees.
     1.29 “Project Plan” means the binding addendum to this Agreement to be signed by both Parties setting forth the the proposed scope of work for the manufacture of Product. Any

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changes or additions to the Project Plan shall be made by written agreement of COOK and CLIENT.
     1.30 “Services” means all or any part of the services, including the manufacture of Product for sale to CLIENT, to be provided by COOK (or any permitted subcontractor) for the benefit of CLIENT pursuant to this Agreement as further described in the signed and accepted Project Plan.
     1.31 “Termination Fee” means, with respect to each manufacturing run that is cancelled by CLIENT, or this Agreement is otherwise terminated, within *** of the scheduled run date, a sum equal to the total batch price of all such manufacturing runs which were not produced, as outlined in the Project Plan. With respect to any such cancelled or otherwise terminated manufacturing runs, Cook shall use commercially reasonable efforts to sell the applicable manufacturing capacity to its other customers and some portion, or all, of the Termination Fee may be refunded to CLIENT in the event that Cook is able to sell the manufacturing capacity that corresponds to such manufacturing runs that were cancelled. For the avoidance of doubt, no Termination Fee accrues with respect to a manufacturing run that is cancelled or otherwise terminated more than *** prior to the scheduled run date.
     1.32 “Terms of Payment” means the terms of payment specified in Section 5.
     1.33 “Testing Laboratories” means any third party instructed by COOK to carry out tests on the Cell Line or the Product.
     1.34 “United States” means the fifty (50) states, the District of Columbia and all of the territories of the United States of America.
     1.35 “Quality Agreement” means the written agreement, signed by both Parties, that sets forth the safety, quality control, and quality assurance aspects of the manufacture and supply of the Product. The Quality Agreement shall be executed by both Parties prior to the initiation of the first batch of Product.
2. SUPPLY BY CLIENT.
     2.1 Prior to or immediately following the Effective Date of this Agreement CLIENT shall supply to COOK, certain CLIENT Information necessary for COOK to perform the Services, as determined by CLIENT in its sole discretion, together with full details of any known hazards relating to CLIENT Materials with respect to their storage and use. COOK shall not use the CLIENT Materials or CLIENT Information (or any part thereof) for any other purpose without the prior written consent of CLIENT. Following review of this CLIENT Information and details, CLIENT shall provide the CLIENT Materials to COOK at COOK’s request when COOK has satisfactorily determined that CLIENT Materials do not pose a hazard to COOK. CLIENT shall render all reasonable assistance to COOK in making such determination. All

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property rights in the CLIENT Intellectual Property Rights, CLIENT Information and/or CLIENT Materials supplied to COOK shall remain solely vested in CLIENT, except as set forth in Section 9.3(b).
     2.2 COOK shall:
          2.2.1 at all times use all reasonable efforts to keep the CLIENT Materials secure and safe from loss or damage but in no case in a lesser manner than COOK stores material of similar nature;
          2.2.2 not transfer to a third party any part of the CLIENT Materials or the Product, except to a permitted subcontractor or for the purpose of any tests at the Testing Laboratories, provided, that, CLIENT is given prior notification or if CLIENT has given prior written consent to such transfer; and
          2.2.3 provide that any such subcontractor and Testing Laboratories are subject to obligations of confidence, restrictions on use and ownership of resulting intellectual property materially in the form of, and no less restrictive than, those obligations of confidence, restrictions on use and ownership of resulting intellectual property imposed on COOK under this Agreement.
     2.3 CLIENT warrants to COOK that CLIENT is and shall at all times throughout the duration of this Agreement remain entitled to supply the CLIENT Materials and Client Intellectual Property Rights to COOK for the performance of the Services.
     2.4 CLIENT warrants that, to CLIENT’s knowledge, the use by COOK of CLIENT Materials and Client Intellectual Property Rights for the Services and the Product produced thereby will not infringe or is not alleged to infringe any rights (including, without limitation, any intellectual or other proprietary rights) vested in any third party.
     2.5 CLIENT shall indemnify, defend and hold harmless COOK against any loss, damage, costs and expenses of any nature (including court costs and legal and other fees incurred by COOK or ordered as payable by COOK), whether or not foreseeable or in the contemplation of COOK or CLIENT, that COOK may suffer as a result of any third party claims, suits or actions arising out of or incidental to (a) any breach of the warranties given in Sections 2.4 and 2.5 above, (b) any breach of any covenants herein by CLIENT, (c) the distribution or use of the Product by CLIENT, except to the extent such loss, damage, costs and expenses are caused by COOK’s gross negligence or willful misconduct or breach of any term of this Agreement, or (d) any claims by third parties alleging COOK’s use of the Cell Line, CLIENT Materials or Client Intellectual Property Rights, in each case strictly in accordance with the terms of the Project Plan, infringes any rights (including, without limitation, any intellectual or other proprietary rights) vested in any third party (whether or not CLIENT knew or should have known about such alleged infringement) except to the extent COOK infringes any rights of any third parties by application of its production techniques while performing the Services unless such application or production technique has been developed as part of the Services. For the purposes of Sections 2.6 and 2.7, the term, production technique(s), is limited to all and any physical arrangement and use of plant, equipment and processes in the provision of Services.

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     2.6 COOK shall indemnify, defend and hold harmless CLIENT against any loss, damage, costs and expenses of any nature (including court costs and legal and other fees incurred by CLIENT or ordered as payable by CLIENT), whether or not foreseeable or in the contemplation of CLIENT or COOK, that CLIENT may suffer as a result of any third party claims, suits or actions arising from COOK’s breach of any representation, warranty or covenant in this Agreement except to the extent the loss or damage is a result of (a) CLIENT’s gross negligence or willful misconduct or (b) COOK’s use of an application or production technique that has been developed as part of the Services for CLIENT or is supplied by CLIENT. For the avoidance of doubt where COOK’s application or production techniques, existed prior to the Effective Date, are not developed as part of the Services hereto and whether or not included in the Master Batch Records, then they are covered by COOK’s undertaking of indemnity and hold harmless.
     2.7 A Party (the “Indemnitee”) that intends to claim indemnification under this Section 2 or under Section 6.6 shall promptly notify the other Party (the “Indemnitor”) of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other Party represented by such counsel in such proceeding. The indemnity obligations under this Section 2 or under Section 6.6 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, if prejudicial to its ability to defend such claim, demand, action or other proceeding, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 2 or under Section 6.6 with respect thereto, but the omission so to deliver notice to the Indemnitor shall not relieve it of any liability that it may have to the Indemnitee otherwise than under this Section 2 or under Section 6.6. The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The Indemnitee, its employees and agents shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation and defense of any claim, demand, action or other proceeding covered by this Section 2 or under Section 6.6.
     2.8 Notwithstanding the above, COOK shall be at liberty to use CLIENT Information as it sees fit in providing the Services subject to nondisclosure pursuant to Article 7.
     2.9 The obligations of each Party under this Article 2 shall survive the termination of this Agreement for whatever reason.

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3. Provision of the Services
     3.1 COOK shall provide sufficient manufacturing capacity and diligently perform the Services as provided in the signed and accepted Project Plan (Appendix A) and shall use all reasonable commercial efforts to achieve the estimated schedules and amounts of Product. Furthermore, COOK shall keep CLIENT regularly informed of any changes to the estimated schedules for performance of the Services and provide regular reports, in a form agreed by the Parties.
     3.2 COOK shall manufacture all Product under this Agreement pursuant to the Master Batch Records, the Product Specifications, and in accordance with CGMP and all applicable laws and regulations.
     3.3 COOK shall keep and maintain all data, information and records regarding the manufacture of the Product, including, without limitation, analytical and manufacturing documentation and quality control information as set forth in the Quality Agreement.
     3.4 Except as set forth in Section 8, due to the unpredictable nature of the biological processes involved in the Services, the schedules set down for the performance of the Services (including, without limitation, the dates for production and delivery of Product) set out in the signed and accepted Project Plan are good faith estimates only.
     3.5 Unless otherwise agreed, COOK shall package and label Product for delivery in accordance with its standard operating procedures, and as authorized and directed by a completed shipment request form (as defined in the Project Plan). It shall be the responsibility of CLIENT to provide prior written notice to COOK of any special packaging and labeling requirements for Product. If additional costs and expenses would be incurred by COOK in complying with such special requirements, a revised proposal would be generated to encompass the change in scope and additional costs would be borne by CLIENT.
     3.6 Joint Communication on Manufacturing: COOK and CLIENT shall communicate and cooperate on a regular basis during the provision of Services herein and in the event that the Parties observe the need for a regular and active committee, such body shall be established and meet regularly to discuss and communicate the progress of the Services.
     3.7 Person in Plant: CLIENT shall be allowed to have, at its cost, a maximum of two (2) employees of CLIENT at the COOK facility, escorted by COOK personnel, with reasonable access to the facility used for the performance of the Services for the purpose of observing, reporting on, and consulting as to such Services. COOK will reasonably cooperate in enabling (e.g., providing necessary training to allow for compliance with COOK procedures) such employees of CLIENT to carry out their responsibilities and will make adequate temporary desk space and other reasonable resources available to these employees during the periods they are working at the facility. Notwithstanding the confidentiality provisions of this agreement, CLIENT acknowledges that certain portions of the facility will not be accessible at times due to the confidential requirements of COOK’s other customers. COOK will try to reasonably accommodate CLIENT’s requests for access to such areas, but CLIENT acknowledges that COOK, with respect to granting of requests for such access, has contractual obligations for the

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protection of other customer’s information. CLIENT will carry adequate workers compensation insurance for each of its employees at the COOK facility, and provide a waiver of subrogation to COOK for claims made not as a result of COOK’s gross negligence or willful misconduct.
     3.8 COOK shall provide CLIENT, as outlined in the Project Plan, with all documents CLIENT reasonably requests regarding COOK’s performance of the Services and conducting the Process of manufacturing the Product; provided, however, in the event that CLIENT requests any documentation beyond that which COOK is expressly required to maintain pursuant to this Agreement, or which is otherwise already prepared by COOK and related to the Products or the Process, a revised proposal would be generated to encompass the change in scope and additional costs would be borne by CLIENT.
     3.9 Once per annum, or more frequently to conduct ‘for cause’ Audits to address Product quality or safety problems discovered through Product quality issues, or as otherwise needed to ensure issues identified in a previous Audit have been rectified, and in each case with adequate notice, CLIENT shall have the right to have CLIENT representatives (including licensees and collaborators of CLIENT to whom CLIENT is obligated to supply Product) Audit COOK’s manufacturing facilities during normal business hours. Notwithstanding the foregoing notice period, for purposes of confidentiality, safety and to avoid the possibility of contamination, if a third party’s product is being produced during the time that CLIENT intends to conduct an Audit, such Audit may be reasonably delayed upon prior written notice to CLIENT. The form, participants and procedures of the Audit shall be subject to COOK’s reasonable approval. The number of Audits shall be reasonable in number and shall in no event unduly interfere with the conduct of Cook’s business operations. The number of Audits shall be reasonable in number and shall in no event unduly interfere with the conduct of Cook’s business operations. When conducting an Audit, CLIENT and as applicable, each of CLIENT’s representatives will: (a) be subject to a nondisclosure obligation comparable in scope to Article 7, (b) follow such security and facility access procedures as are reasonably designated by COOK, (c) be accompanied by a COOK representative, (d) not enter areas of any COOK facility at times when any third party’s products are being manufactured to assure protection of COOK’s or third party confidential information; provided, however, that COOK will attempt to reasonably accommodate requests for access to any portion of COOK’s facility that relates to the manufacture of Product during the period of a planned Audit, and (e) use good faith efforts to avoid disrupting COOK’s operations. In addition to an Audit, COOK agrees to reasonably cooperate with all regulatory authorities and shall submit to reasonable Product-specific inspections by such authorities (“Regulatory Inspection”).
4. CLIENT Tests and Return Procedures
     4.1 Except where CLIENT has accepted COOK Product tests and provided written notice to COOK of such acceptance, promptly following delivery of Product (in any event within fifteen (15) days), or a sample of Product (if such sample is requested by CLIENT), CLIENT shall carry out CLIENT Tests. If CLIENT Tests show that the Product fails to meet Product Specifications, CLIENT shall give COOK written notice thereof as soon as practicable but in no case later than thirty (30) days from the date CLIENT takes delivery of the Product (or sample of the Product, if applicable) and shall return such Product (or sample) to COOK’s premises for further testing. In the absence of such written notice Product shall be deemed to have been

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accepted by CLIENT as meeting Product Specifications. If COOK agrees that Product is Nonconforming Product (as defined below), then it shall at CLIENT’s discretion replace such Product at its own cost and expense, subject to Section 4.3. “Nonconforming Product” means any Product that has been delivered to CLIENT but fails to meet Product Specifications, and such failure is not due (in whole or in part) to (a) material acts or omissions of CLIENT, (b) the inherent nature of the biological product and processes to the extent outside the reasonable control of COOK, or (c) any third party after delivery of such Product to CLIENT.
     FOR THE AVOIDANCE OF DOUBT, WHERE THE SPECIFICATION HAS NOT BEEN AGREED BY THE PARTIES HERETO COOK SHALL BE OBLIGED ONLY TO USE ITS REASONABLE ENDEAVOURS TO PRODUCE PRODUCT THAT MEETS DRAFT PRODUCT SPECIFICATIONS.
     4.2 If there is any dispute concerning whether Product is Nonconforming Product, such dispute shall be referred for decision to an independent expert (acting as an expert and not as an arbitrator) to be appointed by agreement between COOK and CLIENT.
          4.2.1 The costs of such independent expert shall be borne by the Parties equally; provided that the Party that is determined to be incorrect in the dispute shall be responsible for all such costs and shall indemnify the correct Party for its share of the costs incurred. The decision of such independent expert shall be in writing and shall be binding on both COOK and CLIENT.
     4.3 In the event Product is determined to be Nonconforming Product (whether by agreement of COOK pursuant to Section 4.1 or by an independent expert pursuant to Section 4.2), COOK shall replace the Nonconforming Product with Product that conforms to the Product Specifications at its own cost and expense and shall use commercially reasonable efforts to replace such Product as soon as reasonably practicable given any contractually obligated capacity constraints.
     4.4 In the event that the Parties hereto agree that a shipment or batch of Product fails to meet Product Specifications, the entire shipment or batch of Product that failed to meet Product Specifications shall either be returned to COOK or destroyed, at COOK’s option.
     4.5 The provisions of this Article 4 shall be the sole remedies available to CLIENT in respect of replacement of Product that fails to meet Product Specifications.
5. Price and Terms of Payment/Insurance
     5.1 CLIENT shall pay the Price for Services rendered by COOK in accordance with the signed and accepted Project Plan.
     Each of CLIENT and COOK shall during the term of this Agreement maintain in full force and effect insurance coverage adequate in scope for: (a) as to COOK, the Services performed by it, and (b) as to CLIENT, the development, marketing and commercialization of Products (including products liability coverage).

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     COOK shall generate monthly invoices for all fees and cost reimbursements. Billings for engineering and CGMP production batches will be submitted after the completion and COOK quality release of each batch. Invoices for cost reimbursement will include appropriate documentation of costs incurred. Unless otherwise indicated in writing by COOK, all prices and charges are exclusive of any applicable taxes, levies, import duties and fees of whatever nature imposed by or under the authority of any government or public authority, which shall be paid by CLIENT (other than taxes on COOK’s net income). CLIENT shall pay invoices within thirty (30) days of invoice date. Payment shall be made without deduction, deferment, set-off, lien or counterclaim of any nature. If any inconsistencies or mistakes are discovered in an invoice, the Parties shall make immediate adjustment, by reimbursement or credit, as applicable. Invoices that remain unpaid more than fifteen (15) days beyond the scheduled payment due date may be subject to an interest charge equal to one and a half percent (1.5%) per month, calculated from the scheduled payment due date forward; provided that in no event shall such annual rate exceed the maximum interest rate permitted by law in regard to such payments. Such payments when made shall be accompanied by all interest so accrued. Payments may either be made by check or wire transfer of immediately available funds to the following account:
ABA (routing): ***
Account: ***
Account Title: ***
Cook Pharmica LLC
1300 South Patterson Drive
PO Box 970
Bloomington, Indiana 47402
Attention: Accounting Dept.
6. Warranty and Limitation of Liability
     6.1 Each Party represents and warrants that:
          6.1.1 It is a corporation (in the case of CLIENT) or a limited liability company (in the case of COOK) duly organized, validly existing and in good standing under the laws of the state in which it is incorporated or organized, as applicable and the full corporate or company power and authority and the legal right to own and operate its property and assets to carry on its business as it is now being conducted and as contemplated in this Agreement.
          6.1.2 As of the date of this Agreement (a) it has the corporate or company power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; and (b) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

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     6.2 COOK warrants that:
          6.2.1 the Services shall be performed in accordance with Section 3.1; and
          6.2.2 the Product when made available at COOK’s shipping docks shall meet Product Specifications, except where the Product Specifications has not been agreed between the Parties hereto in which case COOK shall be obliged only to use its reasonable commercial efforts to produce Product that meets draft Product Specifications; and
          6.2.3 the Product delivered to CLIENT pursuant to this Agreement shall conform to the Product Specifications and that such Product shall (a) be free from defects in material and workmanship, (b) be manufactured in accordance with CGMP and Applicable Laws and (c) be manufactured in accordance with the Master Batch Records as agreed and accepted in the Project Plan.
     6.3 Section 6.2 is in lieu of all conditions, representations and warranties and statements in respect of the Services and/or the Product warranties whether expressed or implied by statute, custom of the trade or otherwise (including but without limitation any such condition, warranty or statement relating to the description or quality of the Product, its fitness for a particular purpose or use under any conditions whether or not known to COOK) and any such condition, warranty or statement is hereby excluded. COOK MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT AND/OR THE SERVICES. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY COOK.
     6.4 Without prejudice or modification to the terms of Sections 6.1 and 6.2, and specifically excluding COOK’s liability arising under Section 2.7, or Articles 7 or 9, the liability of COOK to CLIENT, its permitted assigns and successors in interest, for any loss suffered by CLIENT or its permitted assigns and successors in interest, arising as a direct result of a breach of this Agreement, or of any other liability, including without limitation, misrepresentation and negligence (whether active, passive or imputed), arising out of this Agreement and Services provided thereunder, including without limitation the production and/or supply of the Product, shall be limited to the payment of damages which shall not exceed in US Dollars THE PRICE FOR SERVICES PAID BY CLIENT UNDER THE AGREEMENT; provided, however, if and to the extent such damages are caused by COOK’s willful or intentional breach of this Agreement or willful or intentional misconduct in the performance of the Services, then the damage limitation in this Section 6.4 shall not apply.
     6.5 Neither Party shall in any event be liable for the following loss or damage howsoever caused (even if foreseeable or in the contemplation of COOK or CLIENT):
          6.5.1 loss of profits, business or revenue suffered by the other Party or any other person who may be subrogated to, or assigned rights in the loss or damage; or
          6.5.2 special, indirect or consequential loss, whether suffered by the other Party or any other person.

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     6.6 CLIENT shall indemnify, defend and hold harmless and maintain COOK indemnified and held harmless against all Damages in respect of:
          6.6.1 any product liability in respect of Product provided to CLIENT hereunder, except for COOK’s obligations to indemnify in Section 2.7 above; and
          6.6.2 any negligent (active, passive or imputed), gross negligence or intentional act or omission of CLIENT in relation to the use, processing, storage or sale of the Product provided to CLIENT hereunder.
     CLIENT represents and warrants that unless already expressly agreed in a written and executed document immediately prior to the initiation of the first CGMP manufacturing run, CLIENT will adopt the Master Batch Records as its own specification. Any changes or additions to the Master Batch Records shall be made with the written approval of CLIENT.
     The obligations of CLIENT under this Article 6 shall survive the termination for whatever reason of this Agreement.
7. Confidentiality
     7.1 Confidential Information. Except as expressly provided herein, the Parties agree that, for the term of this Agreement and for fifteen (15) years thereafter, each of them shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement (including without limitation to exercise the rights set forth herein) any Confidential Information of the other Party. Any information developed in the performance of the Services (regardless of whether solely or jointly developed) that relates solely to the Field and is not reasonably understood or anticipated by the Parties to have relevance outside the Field, is CLIENT Confidential Information for the purposes of this Article 7, and is included within the scope of the license grant to CLIENT under Section 9.4(b).
     7.2 Permitted Use and Disclosures. The receiving Party may use or disclose Confidential Information to the extent such use or disclosure is reasonably necessary in complying with any applicable law, regulation or court order or in conducting clinical trials; provided that if the receiving Party is required to make any such disclosure of Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the disclosing Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders, requests for confidential treatment or otherwise).
     7.3 Confidential Terms. Except as expressly provided herein, each Party agrees not to disclose any terms of this Agreement to any third party without the consent of the other Party; provided that disclosures may be made as required by securities or other applicable laws or regulations, or court order, or as reasonably necessary to actual or prospective business partners pursuant to a confidentiality agreement with terms at least as stringent as those in this Agreement, or to a Party’s accountants, attorneys and other professional advisors owing a contractual or other duty of confidentiality to such Party. Upon the reasonable written request of the disclosing Party, the receiving Party shall promptly return or destroy, and certify the same in

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writing, all Confidential Information of the other Party; provided that the receiving Party may retain one (1) copy of any such Confidential Information in its files for purposes of maintaining appropriate records of its activities in connection with this Agreement.
     7.4 Use of Name. Neither Party shall use the name or trademarks of the other Party, except to the extent that a Party is permitted to use the Confidential Information of the other Party or required to do so pursuant to this Article 7, without the prior written consent of such other Party, such consent not to be unreasonably withheld, provided, however, that CLIENT may use COOK’s name and logo when referring to the use of COOK’s process development or contract manufacturing services and COOK may use CLIENT’s name and logo when referring to participants in its process development or contract manufacturing program.
8. Termination
     8.1 If it becomes apparent to either COOK or CLIENT at any stage in the provision of the Services that it will not be possible to complete the Services for technical reasons due solely to the uncertainty of the biological processes involved that are outside the reasonable control of COOK and independent from those reasons attributable to the fault or non-performance of either Party, the Parties will use good faith commercially reasonable efforts for up to a sixty (60) day period to mutually resolve such problems. If, after using the foregoing level of effort, the Parties are unable to resolve such problems within the sixty (60) day period, COOK and CLIENT shall each have the right to terminate this Agreement upon written notice to the other Party. In the event of such termination, CLIENT will reimburse COOK for all reasonable and appropriate costs under this Agreement incurred by COOK to the effective date of termination for services performed, for reasonable commitments that cannot be cancelled, for reasonable resources and materials on hand that cannot be reallocated, the Termination Fee and for all other reasonable costs that COOK incurs in transferring the technology to CLIENT as requested by CLIENT in writing.
     8.2 Notwithstanding anything in this Agreement to the contrary, if the Process Development Agreement entered into between COOK and CLIENT is terminated by either party for failure to successfully complete the process development services described therein for reasons other than a breach by CLIENT, then no Termination Fee shall be owing by CLIENT under this Agreement.
     8.3 CLIENT shall be entitled to terminate this Agreement at any time for any reason with written notice to COOK at least one hundred twenty (120) days prior to such termination. For any termination under this Section 8.2 CLIENT shall be responsible to pay to COOK the Termination Fee. In addition, CLIENT will reimburse COOK for all reasonable and appropriate costs under this Agreement incurred by COOK to the effective date of termination for services performed, for reasonable commitments that cannot be cancelled, and for reasonable resources and materials on hand that cannot be reallocated, and for all other costs that COOK incurs in transferring the technology to CLIENT as requested by CLIENT in writing.
     8.4 COOK and CLIENT may each terminate this Agreement by notice in writing to the other upon the occurrence of any of the following events:

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          8.4.1 if the other commits a breach of this Agreement which (in the case of a breach capable of remedy) is not remedied within thirty (30) days of the receipt by the other of written notice identifying the breach with specificity and requiring its remedy; provided, however, if the breach is as a result of nonpayment of any amounts owing, the breaching Party must remedy the breach within fifteen (15) days after receiving such written notice; or
          8.4.2 if the other ceases for any reason to carry on business or convenes a meeting of its creditors or has a receiver or manager appointed in respect of all or any part of its assets or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation (whether compulsorily or voluntarily) or undergoes any analogous act or proceedings under foreign law; provided, however, either Party may merge with or into another equity pursuant to which the obligations of this Agreement will be assumed or effect the sale of all its assets or substantially all of its assets pursuant to which the acquiring party will assume such Party’s obligations under this Agreement without notice to or waiver by the other Party; and
          8.4.3 if the Product meets the specifications of the Master Batch Records but fails clinical trials, or if the CLIENT abandons the Product for whatever reason. In these cases, in addition to being responsible to pay COOK the Termination Fee, CLIENT is responsible to pay for reimbursement of all reasonable and appropriate costs under this Agreement incurred by COOK to the effective date of termination for services performed, for reasonable commitments that cannot be cancelled, and for reasonable resources and materials on hand that cannot be reallocated, and for all other costs that COOK incurs in transferring the technology to CLIENT as requested by CLIENT in writing.
     If this Agreement is terminated due to CLIENT’s breach (which CLIENT fails to cure as described in Section 8.3.1), then CLIENT, in addition to the Termination Fee, shall be responsible for reimbursement of all reasonable and appropriate costs under this Agreement incurred by COOK to the effective date of termination for services performed, for reasonable commitments that cannot be cancelled, and for reasonable resources and materials on hand that cannot be reallocated, and for all other costs that COOK incurs in transferring the technology to CLIENT as requested by CLIENT in writing.
     8.5 Unless terminated earlier pursuant to Sections 8.1 through 8.3, this Agreement shall terminate upon CLIENT’s completion of the Services as outlined in the Project Plan.
     8.6 Upon the termination of this Agreement for whatever reason:
          8.6.1 COOK shall promptly return all CLIENT Information to CLIENT and shall dispose of or return to CLIENT all CLIENT Materials, and any materials therefrom, as directed by CLIENT;
          8.6.2 CLIENT shall promptly return to COOK all COOK Know-How it has received from COOK except that CLIENT may retain one (1) copy and use such COOK Know- How pursuant to the licenses granted under Section 9 of this Agreement and/or under the Process Development Agreement;

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          8.6.3 Except as provided for above, CLIENT shall not have any continuing rights under this Agreement to use or exploit the COOK Know-How in any way whatsoever in the case of termination for non-payment or other breach, or for production by CLIENT or production by a third party. If CLIENT determines to manufacture or have manufactured by a third party the Products, COOK will give CLIENT and/or such third party all reasonably necessary information and cooperation to enable CLIENT to manufacture Products in connection with the Master Batch Records and in conformance with the Product Specifications. CLIENT shall pay any and all of COOK’s reasonable costs and expenses in connection with such cooperation including compensating COOK at a COOK designated hourly rate to the extent COOK is required to dedicate time and resources to such cooperation.
          8.6.4 Except for the licenses granted under Section 9, COOK thereafter will not be restricted under this Agreement from any use or exploitation of the COOK Intellectual Property Rights in any way whatsoever; and
          8.6.5 COOK and CLIENT shall do all such acts and things and shall sign and execute all such deeds and documents as the other may reasonably require to evidence compliance with this Section 8.5.
     8.7 Termination of this Agreement for whatever reason shall not affect the accrued rights of either COOK or CLIENT arising under or out of this Agreement and Section 3.10, and Articles 2, 4, 5, 6, 7, 8, 9, 10, 11, 12 and any definitions in Article 1 required to interpret such surviving provisions, and all provisions which are expressly to survive this Agreement or have a continuing obligation shall remain in full force and effect.
9. Intellectual Property.
     9.1 Disclosure. Each Party shall disclose to the other Party any and all Inventions made pursuant to the activities undertaken relating to this Agreement at least quarterly or as may otherwise be agreed to in writing by the Parties.
     9.2 COOK Intellectual Property Rights. COOK shall solely own all right, title and interest in and to the COOK Intellectual Property Rights. COOK hereby grants to CLIENT under the COOK Intellectual Property Rights a perpetual, worldwide, royalty-free, paid-up, non-exclusive license, to practice, use and modify the COOK Intellectual Property Rights as necessary or useful for CLIENT, directly or through multiple tiers of third parties, to make, use, sell, offer for sale or import Product (or any modification or derivative of the Product). The grant provided for by this Section 9.2 shall include the right, as is reasonably necessary for CLIENT to exercise the rights granted pursuant to this Section 9.2 to grant, on terms and conditions equivalent to those provided for herein, through multiple tiers of third parties, non-royalty bearing sublicenses. CLIENT has no rights under and shall not use, without COOK’s prior written consent, the COOK Intellectual Property Rights for any other purpose.
     9.3 CLIENT Intellectual Property Rights.
          (a) CLIENT shall solely own all right, title and interest in and to the CLIENT Intellectual Property Rights.

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          (b) During the term of this Agreement, CLIENT hereby grants to COOK a worldwide, non-exclusive, royalty-free, paid-up, non-transferable (except for assignments pursuant to Section 10.1) license, or as applicable sublicense, under the CLIENT Intellectual Property Rights to use the CLIENT Materials and CLIENT Information solely for the purpose of performing its obligations under this Agreement. COOK shall not, without CLIENT’s prior written consent, (i) use the Process for any purpose other than Services as contemplated herein, or (ii) seek to patent any Project Invention other than as specifically permitted under Section 9.4 below.
     9.4 Project Inventions.
          (a) All Project Inventions shall be jointly owned by COOK and CLIENT. COOK shall have the primary responsibility to file, prosecute and maintain any patents or patent applications claiming or covering any Project Invention directed to subject matter that is primarily outside the Field. CLIENT shall have the primary responsibility to file, prosecute and maintain any patents or patent applications claiming any Project Inventions directed to subject matter that is primarily within the Field. Each Party will use commercially reasonable and diligent efforts to disclose to the other Party any Inventions as to which this Section 9.4 may apply and will provide prior notice and an opportunity to comment on any proposed patent application to be filed by such Party. The Parties will cooperate with each other with respect to the coordination of the filing, prosecution and maintenance of patent applications or patents in each Party’s respective areas of responsibility. In the event there is a disagreement with respect to whether a Project Invention is primarily within or without the Field, the matter shall be referred to a mutually acceptable neutral and independent patent attorney who shall definitively determine the matter. Each Party shall bear the expense of activities relating to its own filing, prosecution and maintenance of any patent or patent applications provided for by this Section 9.4. If either Party elects not to file, prosecute or continue to maintain any patent application or patent covering a Project Invention, it shall give thirty (30) days prior notice thereof to the other Party who, subject to the other provisions of this Agreement and at their own expense, shall be free to undertake the filing, prosecution and maintenance of any such patent or patent application. Each Party shall execute all writings or take such acts, at the other Party’s expense, as may be reasonably required for either Party to fully enjoy the rights and licenses granted pursuant to this Section 9.4.
          (b) With respect to its undivided interest in the Project Inventions, COOK hereby grants to CLIENT, without any obligation of an accounting, in the Field, a perpetual, worldwide, royalty-free, paid-up, exclusive license, with the right to grant sublicenses, to make, have made, use, sell, offer for sale or import any composition of matter or article of manufacture. For the avoidance of doubt, such license shall expressly include the right to bring infringement actions against any third party and any recoveries, settlements, damages and/or license fees or royalties arising therefrom shall be the sole and exclusive right and property of CLIENT. For the avoidance of doubt, the grant of license provided for by Section 9.4(b) shall include any patent, patent application or other intellectual property right governed by this Section 9.4(b).
          (c) With respect to its undivided fifty (50%) percent interest in the Project Inventions and subject to the license grant provided to COOK in this Section 9.4(c), CLIENT hereby grants to COOK, without any obligation of an accounting, outside the Field, a perpetual,

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worldwide, royalty-free, paid-up, exclusive license, with the right to grant sublicenses, to make, have made, use, sell, offer for sale or import any composition of matter or article of manufacture. Notwithstanding the forgoing, CLIENT shall retain, and COOK hereby grants to CLIENT, a perpetual, worldwide, royalty-free, paid-up, license, outside the Field, to make, have made, use, sell, offer for sale or import any composition of matter or article of manufacture developed and/or sold by or on behalf of CLIENT. CLIENT shall be permitted to grant sublicenses under the grant and retained right provided for by the prior sentence of this Section 9.4(c) solely as is reasonably necessary for CLIENT, its sublicensees and/or development or marketing partners to make or have made any composition of matter or article of manufacture properly the subject of the grant of the license at a third party manufacturing site, including, without limitation, a contract manufacturing facility. For the avoidance of doubt, the grant provided to CLIENT pursuant to this Section 9.4(c) is not intended to permit CLIENT or its sublicensees and/or development or marketing partners to operate a contract manufacturing or process development business. Within the scope of each Party’s rights to the Project Inventions provided for by this Section 9.4(c), each Party shall have the right to bring infringement actions against any third party for actual or threatened damages suffered by such Party arising from such infringement and any recoveries, settlements, damages and/or license fees or royalties arising therefrom shall be the sole and exclusive right and property of the Party initiating such action.
     9.5 No Implied Licenses. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be construed as granting, by implication, estoppel or otherwise, any licenses or rights under any patents or other intellectual property rights. Only licenses and rights granted expressly herein shall be of legal force and effect.
10. Force Majeure
     10.1 Neither Party shall be deemed to be in default nor be liable for loss, damage, or delay in performance, when and to the extent due to causes beyond its reasonable control including without limitation from fire, strike, labor difficulties, insurrection or riot, embargo, or inability to obtain materials from usual sources, or any other/unforeseeable cause or causes beyond the reasonable control and without the fault or negligence of the Party so affected, or from defects or delays in the performance of its suppliers or subcontractors due to any of the foregoing enumerated causes (each a “Force Majeure”). If either Party is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure and shall give written notice thereof to the other Party specifying the matters constituting Force Majeure together with such evidence as the affected Party reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, the affected Party shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue, provided that within sixty (60) days from the date of such notice, the affected Party shall provide the other Party with written notice of the anticipated date of resumption of performance. If an event of Force Majeure continues and causes the affected Party to delay its performance of its obligations for more than sixty (60) days, then the other Party shall have the right upon written notice to terminate this Agreement without any liability to the other Party.

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11. Governing Law, Jurisdiction and Enforceability
     11.1 This Agreement shall be governed and interpreted, and all rights and obligations of the Parties shall be determined, in accordance with the laws of the State of New York and the United States of America without regard to principles of conflicts of law.
     11.2 No failure or delay on the part of either COOK or CLIENT to exercise or enforce any rights conferred on it by this Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times thereafter of any other right.
12. Miscellaneous
     12.1 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, either Party may, without the prior consent of the other Party, assign this Agreement to its parent, affiliate or successor, or to an entity acquiring all or substantially all of the product line, business operations or assets of the assigning Party to which this Agreement pertains.
     12.2 Publicity. The text of any press release or other communication to be published by or in the media concerning the subject matter of this Agreement shall require the prior written approval of COOK and CLIENT.
     12.3 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, first class air mail or courier), first class air mail or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the address or in accordance with this Section 9.3 and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.
If to Cook Pharmica LLC:
Cook Pharmica LLC
1300 South Patterson Drive
Bloomington, Indiana 47403
Attention: Tedd M. Green
Vice President of Business Operations, CFO
If to CLIENT:
Halozyme, Inc.
11388 Sorrento Valley Road
San Diego, California 92121
Attention: William J. Fallon
Vice President, Manufacturing and Operations

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     12.4 Headings. All section headings and numbering contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
     12.5 Illegality; Unenforceability. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.
     12.6 Waiver. No waiver of any rights shall be effective unless consented to in writing by the Party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.
     12.7 Independent Contractors. COOK and CLIENT each acknowledge that they shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, agency or any type of fiduciary relationship. Neither Cook nor CLIENT shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of the other Party to do so.
     12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     12.9 Severability and Invalidity. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.
     12.10 Entire Agreement. This Agreement constitutes the entire and exclusive agreement between the Parties with respect to the subject matter hereof (manufacture of clinical stage product) and supersedes and cancels all previous discussions, agreements, representations, commitments and writing in respect thereof. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the Parties.
     12.11 Exporter of Record. CLIENT shall be the exporter of record for any active pharmaceutical ingredient shipped out of the United States in connection with this Agreement. CLIENT warrants that all shipments of active pharmaceutical ingredient exported from the

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United States will be made in compliance with all export laws and regulations and all applicable import laws and regulations of the country of importation. CLIENT shall be responsible for obtaining any licenses or government authorization(s) necessary for exportation from the United States. CLIENT’s designated carrier and freight forwarder shall solely be CLIENT’s agent. CLIENT shall select and pay the freight forwarder and such designated shall solely be responsible for preparing and filing any relevant declarations or other documents required for the export. CLIENT shall bear all costs and expenses associated with this Section 12.11.
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COOK PHARMICA LLC			HALOZYME, INC.

By:	/s/ Tedd M. Green		By:	/s/ William J. Fallon

	Name:	Tedd M. Green		Name:	William J. Fallon
	Title:	Vice President of Business Operations, CFO		Title:	Vice President of Manufacturing and Operations
	Date: August 15, 2008			Date: August 15, 2008

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PROJECT PLAN (APPENDIX A)
TO BE PROVIDED